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                                                                      Exhibit 11
                                                                      ----------

AKSYS LTD. AND SUBSIDIARY
(a development stage enterprise)


Statement Regarding Computation of Net Loss Per Share

=======================================================================================================

                                          Three months ended                   Nine months ended
                                   -------------------------------      -------------------------------
                                   Sept. 30, 1996   Sept. 30, 1995      Sept. 30, 1996   Sept. 30, 1995
-------------------------------------------------------------------------------------------------------
Net loss                              $(1,989,623)      (1,258,327)         (5,382,129)      (3,760,518)
=======================================================================================================

Weighted average shares used
 to compute net loss per share:
    Weighted average common
     shares outstanding*               13,685,212        8,363,931          11,911,057        7,596,090
Additional shares pursuant
 to SAB83 computation                        -           1,963,638             109,752        2,731,479
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                                       13,685,212       10,327,569          12,020,809       10,327,569
=======================================================================================================

Net loss per share                    $     (0.15)           (0.12)              (0.45)           (0.36)
=======================================================================================================
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* Includes conversion of preferred shares.